Exhibit (d)(2)

June 29, 2016

CONFIDENTIAL

Pfizer Inc.

235 East 42nd Street

New York, NY 10017

Ladies and Gentlemen:

In connection with the consideration by Pfizer Inc. (“you”) of a possible negotiated transaction with Medivation, Inc. (the “Company,” and collectively with you, the “parties”), the Company may hereafter furnish to you certain information that is proprietary, non-public or confidential concerning the Company or its affiliates or subsidiaries. Any such possible negotiated transaction involving the parties is referred to herein as a “Transaction.”

As a condition to the Company furnishing such information to you, you agree to treat confidentially and not disclose to any person (other than your Representatives as provided herein) any non-public information (whether prepared by a party, its affiliates, subsidiaries, agents or advisors or otherwise, and whether oral, written or electronic) that the Company or its Representatives (as defined below), furnishes to you or your Representatives, through due diligence investigation or discussions with employees or other Representatives of the Company, together with all analyses, summaries, notes, forecasts, studies, data and other documents and materials in whatever form maintained whether prepared by the Company or you or their respective Representatives or others, which contain or reflect, or are based on, in whole or in part, any such information (such information, together with the Transaction Information (defined below), being collectively referred to herein as the “Confidential Information”), and to take or abstain from taking certain other actions set forth herein.

The terms “Confidential Information” and “Transaction Information” do not include information that (1) is or becomes generally available to the public other than as a result of a disclosure, or any other act or omission, by you or your Representatives in violation of the terms hereof, (2) becomes available to you or any of your Representatives on a non-confidential basis from a source (other than the Company or its Representatives) which, to your knowledge, is not prohibited from disclosing such information on such basis to you by a legal, contractual, or fiduciary obligation, (3) is already in your possession or (4) is independently acquired or developed by you or your Representatives without violating any obligation under this letter agreement.

Accordingly, you hereby agree that:

1.	You and your Representatives (1) will keep the Confidential Information strictly confidential and shall not (except as required by Law but only after compliance with paragraph 4 below or with our prior written consent) disclose any Confidential Information in any manner whatsoever, and (2) will not use any Confidential Information other than in connection with evaluating or negotiating a Transaction; provided, however, that you may, subject to the limitations set forth in this paragraph 1, disclose the Confidential Information to your Representatives (a) who need to know the Confidential Information for the purpose of evaluating or negotiating a Transaction, (b) who are informed by you of the confidential nature of the Confidential Information and (c) who agree to maintain the confidentiality of the Confidential Information and otherwise act in accordance with the terms of this letter agreement as if they were a party hereto. You will cause your Representatives to observe the terms of this letter agreement, and you will be responsible for any act or failure to act by your Representatives that would be a breach of such provisions of this letter agreement had it been committed or taken by you. You shall take reasonable steps (and no less than the steps you take with respect to your own confidential information) to safeguard the Confidential Information from disclosure to anyone other than as permitted hereby.

2.	You understand that some Confidential Information deemed competitively sensitive may be designated for review solely by your outside advisors or by a limited number or category of your employees designated between us in writing, and you agree to, and to cause your Representatives to, abide by such designation.

3.

In addition, without the prior written consent of the Company, you will not, and will cause your Representatives not to, disclose to any person (except as required by Law but only after compliance with paragraph 4 below): (1) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Transaction, (2) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or either party’s consideration of a Transaction, (3) that the parties or any of their respective affiliates or subsidiaries are or have been considering or reviewing a transaction involving or relating to the other party or taking any of the actions described in paragraph 12, or (4) that this letter agreement exists or that Confidential Information has been requested or made available to you or your Representatives ((1) through (4), “Transaction Information”). In addition, without your prior written consent, the Company will not, and will cause its Representatives not to, specifically name (i) you or any of your Representatives in connection with any Transaction Information, except as required by Law but only after compliance with paragraph 4 below (as mutatis mutandis) or (ii) the specific terms of any proposal made by you, except as required by applicable Law, regulation or rules of any national securities exchange). For the avoidance of doubt, the obligations in this paragraph 3 shall survive any return or destruction of the Confidential Information pursuant to the provisions of this letter agreement.

4.	In the event that you or any of your Representatives receive a request, or are legally required, to disclose all or any part of the information contained in the Confidential Information (or to make any disclosure otherwise prohibited hereby) under the terms of a subpoena or order issued by a court or governmental or regulatory body of competent jurisdiction (collectively, “Law”), you agree to: (1) except to the extent prohibited by Law, immediately notify the Company of the existence, terms and circumstances surrounding such a request or requirement so that it may seek an appropriate protective order and/or waive your compliance with the provisions of this letter agreement (and, if the Company seeks such an order, to provide such cooperation as the Company shall reasonably request at its expense) and (2) if disclosure of such information is required upon the advice of your outside legal counsel, exercise reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the Company reasonably so designates, and you shall then disclose only that portion of the Confidential Information that is legally required to be disclosed. It is understood that neither you nor your Representatives shall be deemed to be “legally required” to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, you or your Representatives would be prohibited from (i) purchasing or selling any securities of the Company, engaging in derivative transactions with respect to any securities of the Company or otherwise proposing or making an offer to do so, or (ii) taking any of the other actions described in paragraph 12 of this letter agreement.

5.	You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed or, to your knowledge, become aware of the matters that are the subject of this letter, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.	You understand that neither the Company nor any of its Representatives have made or make any express or implied representation or warranty as to the accuracy or completeness of the Confidential Information. Only those representations or warranties that are made in any definitive agreement with respect to any Transaction, when, as, and if it is executed and delivered, and subject to such limitations and restrictions as may be specified in such definitive agreement, will have any legal effect.

7.	You also agree that neither the Company nor its Representatives shall have any liability to you or your Representatives or equityholders on any basis (including, without limitation, in contract, tort, under federal or state securities laws or otherwise), and neither you nor your Representatives will make any claims whatsoever against such other persons, with respect to or arising out of: (1) a Transaction, as a result of this letter agreement or any other written or oral expression with respect to a Transaction; (2) the participation of such party and its Representatives in evaluating a possible Transaction; (3) the review of or use or content of the Confidential Information or any errors therein or omissions therefrom; or (4) any action taken or any inaction occurring in reliance on the Confidential Information, in each case, except as set forth herein or as may be included in any definitive agreement with respect to any Transaction.

8.	If you determine not to proceed with a Transaction, you will promptly inform a Representative of the Company of that decision and, in that case, or at any time upon the request of the Company or any of its Representatives, you and your Representatives shall promptly, at your election, either (1) redeliver to the Company all Confidential Information or (2) destroy all such Confidential Information then in your or your Representatives’ possession. In either event, you shall also destroy all written or electronic data developed or derived from the Confidential Information, and shall cause your Representatives to do likewise. All destruction pursuant to this paragraph shall be certified in writing to the Company by an authorized officer supervising such destruction. In such event, all oral Confidential Information shall remain subject to the terms of this letter agreement. The foregoing notwithstanding, the obligation to return or destroy Confidential Information shall not cover information (a) that is automatically maintained on routine computer system backup tapes, disks or other backup storage devices, (b) that is required to be retained by Law, in each case, as long as such Confidential Information is not used, disclosed, or otherwise recovered or accessed or (c) one copy of materials retained by legal counsel to determine future compliance with this Agreement; provided that such materials referenced in this sentence shall remain subject to the confidentiality obligations of this letter agreement applicable to Confidential Information.

9.	It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. No provision of this letter agreement can be waived, amended or otherwise modified except by means of a written instrument that is validly executed on behalf of both of the parties and that refers specifically to the particular provision or provisions being waived, amended or otherwise modified.

10.	Each party agrees that unless and until any definitive agreement with respect to any Transaction has been executed and delivered by the parties, neither of the parties nor any of their affiliates or subsidiaries will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this or any written or oral expression with respect to such Transaction by any of its directors, officers, employees, agents or any other Representatives, except for the matters specifically agreed in this letter agreement. No contract or agreement providing for a Transaction shall be deemed to exist unless and until a definitive agreement has been executed and delivered by each of the parties thereto. Each party further acknowledges and agrees that (1) the other party shall have no obligation to authorize or pursue any Transaction, (2) the other party has not, as of the date hereof, authorized or made any decision to pursue or engage in any such Transaction and (3) the other party reserves the right, in its sole and absolute discretion and without giving any reason therefor, to reject all proposals and to terminate discussions and negotiations, in each case at any time. For purposes of this paragraph, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid or any written or oral acceptance thereof. This letter agreement does not constitute or create any obligation of the Company to provide any Confidential Information or other information to you, but merely defines the rights, duties and obligations of the parties with respect to Confidential Information to the extent it may be disclosed or made available. Under no circumstances is the Company obligated to disclose or make available any information, including any Confidential Information that the Company in its sole discretion determines not to disclose. This letter agreement may be modified or waived only by a separate writing between the parties setting forth an express modification or waiver.

11.	Neither you nor any of your Representatives will initiate or cause to be initiated any (1) communication concerning the Confidential Information; (2) requests for meetings with management in connection with a Transaction; or (3) other communication relating to the Company (other than in the ordinary course of business) or a Transaction, in each case with any officer or employee of the Company. Any requests for Confidential Information, meetings, or discussions relating to a Transaction shall be directed to Robert Huffines of JPMorgan, Francois Maisonrouge of Evercore Partners, Kenneth Guernsey of Cooley LLP or Daniel Neff of Wachtell, Lipton, Rosen & Katz, unless otherwise specified in writing by the Company. Nothing herein shall prevent your CEO or Senior Vice President of Business Development from confidentially communicating with the CEO of the Company in such a manner as would not reasonably be expected to require public disclosure thereof under applicable law or listing standards of any securities exchange.

12.	You agree that, for a period of six months from the date of this letter agreement, unless specifically invited in writing by the Company, neither you nor your controlled affiliates will in any manner, and you will use best efforts to cause your Representatives on your behalf not to, directly or indirectly: (1) effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of the Company or any of its subsidiaries, (b) any tender offer or exchange offer, merger or other business combination involving the Company, any of the subsidiaries or assets of the Company or the subsidiaries constituting a significant portion of the consolidated assets of the Company and its subsidiaries, (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or consents to vote any voting securities of the Company, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company’s shareholders; (2) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company; (3) otherwise act, alone or in concert with others, to seek representation on or to control the management, Board of Directors or policies of the Company or to obtain representation on the Board of Directors of the Company; (4) disclose or direct any person to disclose, any intention, plan or arrangement inconsistent with the foregoing; (5) take any action that would reasonably be expected to result in a request by a court of competent jurisdiction or by a governmental body to disclose, or would reasonably be expected to cause or require you or the Company to disclose or make a public announcement regarding, any Transaction Information or all or any part of the information contained in the Confidential Information or any matter of the types set forth in this paragraph; (6) advise, assist or encourage or direct any person to advise, assist or encourage any other persons in connection with any of the foregoing; or (7) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). The foregoing notwithstanding, each of the restrictions contained in the immediately preceding sentence shall lapse at such time as (i) the Company enters into a definitive agreement with any third party not affiliated with the Company with respect to a merger, sale of assets or securities or other business combination as a result of which such third party would succeed to a majority of the voting securities of the Company or majority of the assets of the Company and its subsidiaries (taken as a whole) or any surviving or resulting parent company, (ii) a tender offer or exchange offer is commenced for the Company’s voting securities, which, if consummated, would result in a third party acquiring a majority of the voting securities of the Company and the Company’s board of directors recommends in favor of such offer or fails to recommend that its stockholders reject such offer within ten business days after its commencement or (iii) the individuals who currently constitute the Company’s board of directors cease to constitute at least a majority of the members of the Company’s board of directors (the six month period referred to in the first sentence of this Section 12, as the same may be shortened by this sentence, is referred to as the “Standstill Period”). You acknowledge that as of the date of this letter agreement, except as previously disclosed by you to the Company in writing, neither you nor your controlled affiliates beneficially own any debt or equity securities of the Company, or any rights or options to acquire any such securities (or beneficial ownership thereof). The foregoing provisions shall not prohibit passive ownership of up to 1% of Company securities through mutual funds or other investment vehicles not actively managed by you or your controlled affiliate. The Company agrees that it will not assert that this or any other existing agreement between you or your affiliates, on the one hand, and the Company or its affiliates, on the other hand, restricts any of the actions contemplated by this Section 12 after the expiration or termination of the Standstill Period.

13.

You also agree that, for a period of one year from the date of this letter agreement, you and your controlled affiliates will not, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with, any employee of the Company or its subsidiaries, or otherwise solicit, induce or otherwise encourage any such person to discontinue or refrain from entering into any employment relationship (contractual or otherwise) with the Company or any of its affiliates or subsidiaries (other than through general advertising or other general solicitation not targeted to the employees of such other party, its affiliates or subsidiaries and other than any person whose employment was terminated by the Company or any of its subsidiaries other than for cause or more than 180 days prior to the date of solicitation or hire) without the Company’s prior written consent. The parties hereto confirm their agreement that this letter agreement, as well as any amendment hereto and all other documents related hereto, including legal notices, shall be in the English language only.

14.	You acknowledge that the Company may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of the Confidential Information. The Company is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The parties (1) share a common legal and commercial interest in such Confidential Information, (2) are or may become joint defendants in proceedings to which such Confidential Information relates and (3) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, you will not claim or contend, in proceedings involving either party, that the Company waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of Confidential Information pursuant to this letter agreement.

15.	Each party agrees that the other party would be irreparably injured by a breach of this letter agreement by the other party or its Representatives (where applicable) and that money damages are an inadequate remedy for an actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered in the event that this letter agreement is breached. Therefore, each party agrees to the granting of specific performance of this letter agreement and injunctive or other equitable relief in favor of the other party as a remedy for any such breach, without proof of actual damages. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy under this letter agreement, but shall be in addition to all other remedies available at law or equity. In the event of a dispute regarding the enforcement of this letter, the non-prevailing party shall pay the costs and expenses, including reasonable attorneys’ fees, of the other party.

16.	This letter agreement shall expire and be of no further force or effect from and after the date that is three years from the date first set forth above. This letter agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. This letter agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all previous agreements, written or oral, between the parties or their respective affiliates, relating to the subject matter hereof.

17.	If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired or invalidated.

18.	This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. You and the Company each irrevocably submit to (i) the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Court of Chancery”), or in the event that the Court of Chancery lacks jurisdiction, any other state or federal court of the State of Delaware for purposes of any suit, action or other proceeding arising out of this letter agreement, or of the transactions contemplated hereby, and (ii) the exclusive venue of such suit, action or proceeding in the Court of Chancery, or in the event that the Court of Chancery lacks jurisdiction, any other state or federal court of the State of Delaware. You and the Company each hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the Court of Chancery or, if applicable, any other state or federal court of the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

19.	For purposes of this letter agreement, (1) the term “Representatives” means (x) the directors, officers, employees, investment professionals, agents, affiliates, partners, advisors, or representatives (including attorneys, accountants, consultants and financial advisors) of a party and of its affiliates, and (y) only from and after such time as the Company consents in writing in its sole discretion, potential sources of debt or equity financing to you; (2) the term “subsidiary” means, when used with respect to any party, (a) a person or entity that is directly or indirectly controlled by such party, (b) a person or entity of which such party beneficially owns, either directly or indirectly, more than 50% of the total combined voting power of all classes of voting securities of such person or entity, the total combined equity interests of such person or entity or the capital or profit interests, in the case of a partnership, or (c) a person or entity of which such party has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such person or entity; (3) the term “control” means, when used with respect to any specified person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, or otherwise; (4) the term “affiliate” shall be as such term is defined under the 1934 Act; and (5) the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity. For the avoidance of doubt, without the Company’s prior written consent, you agree that you will not, directly or indirectly, (i) approach, team, co-venture, club or otherwise partner with any person that may be interested in participating in a Transaction with the Company as a principal, co-investor, co-bidder or financing source, or (ii) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person.

20.	By making Confidential Information or other information available to you or your Representatives, the Company is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. You and your Representatives further agree not to export, directly or indirectly, any U.S. source technical data acquired from the Company or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

21.	This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Page Follows]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

Medivation, Inc.

By:	/s/ Dominic Piscitelli
	Name:	Dominic Piscitelli
	Title:	Vice President, Finance

Accepted, Confirmed and Agreed:

Pfizer Inc.

By:	/s/ Douglas E. Giordano
	Name:	Douglas E. Giordano
	Title:	Senior Vice President, Worldwide
Business Development

[Signature page to letter agreement]